Calculation of Filing Fee Tables
S-8
Motorola Solutions, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Debt	Deferred Compensation Obligations	Other	80,000,000		$ 80,000,000.00	0.0001381	$ 11,048.00
Total Offering Amounts:						$ 80,000,000.00		$ 11,048.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 11,048.00
Offering Note
[1]	The Deferred Compensation Obligations (the "Obligations") under the Motorola Solutions Management Deferred Compensation Plan (as Amended and Restated Effective as of June 1, 2013, the "Plan") are unsecured debt obligations of Motorola Solutions, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. The amount of Obligations registered under the Plan are based on an estimate of the amount of compensation participants may defer under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A